Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Strong Second Quarter Fiscal 2014 Results

RACINE, WI, October 31, 2013 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the second quarter ended September 30, 2013.  Highlights and year-over-year comparisons include:

•	Sales of $364.2 million, up 7.1 percent;
•	Operating income of $10.6 million, up $17.4 million;
•	GAAP earnings per share of $0.10, up $0.36; and
•	Adjusted earnings per share of $0.16, up $0.03.

“I am pleased to report that we delivered another solid quarter, with improvements in revenues, earnings, and cash flow,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Adjusted earnings per share of $0.16 is up 23 percent from the prior year, despite continued mixed market conditions.”

Second Quarter Financial Results

Net sales in the second quarter of fiscal 2014 increased $24.3 million, or 7.1 percent, from the second quarter of fiscal 2013.  Sales improved in all segments on a constant currency basis.  Gross profit increased $4.7 million, or 9.0 percent, largely due to higher sales volume and favorable material costs.  Gross margin improved 20 basis points to 15.7 percent, despite the inclusion of $2.1 million of accelerated depreciation relating to the European restructuring program.  Selling, general and administrative (SG&A) expense increased $4.7 million primarily due to higher compensation-related expenses and the reversal of an acquisition-related liability that reduced SG&A expense in the prior year.  Net earnings attributable to Modine of $4.6 million compares to a loss of $12.2 million for the same period last year, and represents GAAP earnings per share of $0.10 compared to a loss per share of $0.26 last year. Excluding restructuring costs and accelerated depreciation in Europe and losses from the fire at our Airedale manufacturing facility, which totaled $3.2 million or $0.06 per share, adjusted earnings per share was $0.16 in the second quarter of fiscal 2014, compared to $0.13 in the second quarter of last year.

Free cash flow in the quarter was $21.9 million, an $8.9 million improvement from the prior year.  Net debt was $109.5 million at September 30, 2013, a decrease of $30.3 million from the end of fiscal 2013. Cash and cash equivalents at the end of the second quarter were $59.9 million.

Second Quarter Segment Results

North America segment sales increased 1.8 percent to $146.0 million compared to $143.4 million one year ago.  The increase was driven primarily by higher sales to commercial vehicle, automotive and specialty vehicle customers and higher tooling sales, partially offset by lower sales to off-highway customers as economic conditions in these markets remained weak.  Operating income increased $4.8 million to $11.7 million compared to the prior year, primarily due to the positive impact of favorable material costs, partially offset by higher SG&A expense.  The increase in SG&A expense was primarily due to higher compensation-related expenses and lower prototype and testing recoveries.

Europe segment sales increased 16.9 percent to $138.9 million compared to $118.8 million in the prior year.  European revenue benefitted from a stronger euro to U.S. dollar exchange rate.  On a constant currency basis, sales increased 10.6 percent.  This increase was primarily due to higher sales volume to automotive and commercial vehicle customers along with higher tooling sales.  Operating income was $3.3 million for the quarter compared to an operating loss of $12.2 million in the prior year.  The increase was primarily due to lower SG&A expense and a decrease in restructuring-related expenses.  The decrease in SG&A expense was primarily due to increased prototype and testing recoveries and lower indirect labor costs.

South America segment sales decreased 7.0 percent to $31.8 million compared to $34.2 million one year ago.  The segment’s revenue was negatively impacted by a lower Brazilian real to U.S. dollar exchange rate.  On a constant currency basis, sales increased 5.0 percent from the prior year due to sales volume increases to commercial vehicle customers and increased pricing.  Operating income of $2.5 million was lower than the prior year by $1.8 million due primarily to the reversal of an acquisition-related liability of $2.0 million in the prior year.

Asia segment sales increased 17.4 percent to $16.2 million compared to $13.8 million one year ago due primarily to higher sales to automotive customers in India and off-highway customers in China and Korea.  The operating loss in the region decreased by $1.2 million to $1.1 million as a result of the higher sales volume and ongoing cost control.

Commercial Products segment sales increased 2.7 percent to $34.8 million compared to $33.9 million one year ago due to increased sales in the U.K., despite the fire that halted production at the Airedale manufacturing facility on September 6th. Operating income of $1.2 million was down $1.4 million from the prior year due to $0.5 million of losses related to the Airedale fire and higher SG&A expense.

Outlook

“Our current outlook is consistent with the previous quarter,” Burke commented.  “Generally, we anticipate flat to moderate growth in each of the geographic regions, with continued weakness in the global off- highway markets.   In Europe, our operational focus is on our truck launches and on completing our restructuring program.”

Based on the current market outlook, Modine confirms the following expectations for fiscal 2014:

•	Year-over-year sales up 3 to 8 percent; and
•	Adjusted earnings per share of $0.50 to $0.60.

“As previously announced, we had a fire on September 6th that destroyed the vast majority of our Airedale facility,” said Burke.  “The team is in the process of moving production into temporary quarters so that we can continue serving our customers, and we expect the Airedale production volumes to ramp back up to near-normal levels throughout the remainder of the fiscal year.  We are also working closely with our insurer to secure payments for property loss and business interruption expenses.  We are very pleased to confirm our earnings outlook, despite this significant event.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, October 31, 2013 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2014 second quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after October 31, 2013.  A call-in replay will be available through midnight on November 5, 2013, at 855.859.2056, (international replay 404.537.3406); Conference ID# 80871562.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after November 4, 2013.

About Modine

Modine, with fiscal 2013 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets.  Modine products are used in light, medium and heavy-duty vehicles; heating, ventilation and air conditioning equipment; off-highway and industrial equipment; and refrigeration systems.  The company employs approximately 6,600 people at 30 facilities in 16 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2013 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with resumption of Airedale operations in a temporary site and timely recovery of insurance proceeds;  the overall health of Modine’s customers, particularly in light of continued weak economic conditions; operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro, Brazilian real, and Indian rupee relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the continuing recovery of certain markets in China, Brazil and the U.K. and the remaining economic uncertainties in the European Union; the impact on Modine of increases in commodity prices, particularly aluminum and copper, and its ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges and restructuring related expenses within the Europe segment and certain losses directly attributable to the fire at our Airedale manufacturing facility.  These are measures of overall performance not including non-cash impairment charges, costs associated with our restructuring program in Europe, and other unusual or infrequently occurring charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment.   This is a measure of cash generated from operations during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

			(In millions, except per share amounts)
	Three months ended September 30,		Six months ended September 30,
	2013	2012	2013	2012
Net sales	$364.2	$339.9	$740.0	$690.3
Cost of sales	307.0	287.4	620.9	586.1
Gross profit	57.2	52.5	119.1	104.2
Selling, general & administrative expenses	46.0	41.3	88.4	84.5
Restructuring expenses	0.6	1.3	1.1	5.9
Impairment charges	-	16.7	-	16.7
Operating income (loss)	10.6	(6.8)	29.6	(2.9)
Interest expense	(3.2)	(3.4)	(6.2)	(6.4)
Other income (expense) - net	-	0.2	(0.5)	0.3
Earnings (loss) from continuing operations before income taxes	7.4	(10.0)	22.9	(9.0)
Provision for income taxes	(2.4)	(1.9)	(7.3)	(3.9)
Earnings (loss) from continuing operations	5.0	(11.9)	15.6	(12.9)
Earnings from discontinued operations, net of income taxes	-	-	-	0.1
Net earnings (loss)	5.0	(11.9)	15.6	(12.8)
Net earnings attributable to noncontrolling interest	(0.4)	(0.3)	(1.0)	(0.6)
Net earnings (loss) attributable to Modine	$4.6	$(12.2)	$14.6	$(13.4)

Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.10	$(0.26)	$0.31	$(0.29)

Weighted average shares outstanding - diluted:	47.6	46.6	47.4	46.6

Condensed consolidated balance sheets (unaudited)
		(In millions)
	September 30, 2013	March 31, 2013
Assets
Cash and cash equivalents	$59.9	$23.8
Trade receivables	207.3	194.5
Inventories	115.0	118.8
Other current assets	91.9	61.9
Total current assets	474.1	399.0
Property, plant and equipment - net	349.3	355.9
Other noncurrent assets	74.0	63.9
Total assets	$897.4	$818.8

Liabilities and shareholders' equity
Debt due within one year	$38.0	$31.1
Accounts payable	145.6	150.7
Other current liabilities	144.3	98.3
Total current liabilities	327.9	280.1
Long-term debt	131.4	132.5
Other noncurrent liabilities	144.2	137.9
Total liabilities	603.5	550.5
Total equity	293.9	268.3
Total liabilities & equity	$897.4	$818.8

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)
Six months ended September 30,	2013	2012

Cash flows from operating activities:
Net earnings (loss)	$15.6	$(12.8)
Adjustments to reconcile net earnings (loss) with net cash provided by operating activities:
Depreciation and amortization	31.7	28.2
Insurance proceeds from Airedale fire	6.5	-
Impairment charges	-	16.7
Other - net	3.7	6.3
Net changes in operating assets and liabilities	(8.5)	(11.6)
Net cash provided by operating activities	49.0	26.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(21.4)	(20.7)
Insurance proceeds from Airedale fire	1.4	-
Acquisition - net of cash acquired	-	(4.9)
Other - net	2.8	(1.7)
Net cash used for investing activities	(17.2)	(27.3)

Cash flows from financing activities:
Net increase (decrease) in debt	5.1	(0.8)
Other - net	(2.0)	-
Net cash provided by (used for) financing activities	3.1	(0.8)

Effect of exchange rate changes on cash	1.2	(0.5)

Net increase (decrease) in cash and cash equivalents	36.1	(1.8)

Cash and cash equivalents at beginning of the period	23.8	31.4

Cash and cash equivalents at end of the period	$59.9	$29.6

Segment operating results (unaudited)
				(In millions)

	Three months ended September 30,		Six months ended September 30,
	2013	2012	2013	2012
Net sales:
North America	$146.0	$143.4	$294.7	$297.0
Europe	138.9	118.8	285.1	244.2
South America	31.8	34.2	66.2	65.4
Asia	16.2	13.8	34.5	29.6
Commercial Products	34.8	33.9	67.2	64.0
Segment net sales	367.7	344.1	747.7	700.2
Corporate and eliminations	(3.5)	(4.2)	(7.7)	(9.9)
Net sales	$364.2	$339.9	$740.0	$690.3

Operating income (loss):
North America	$11.7	$6.9	$26.0	$20.7
Europe (a) (b)	3.3	(12.2)	11.3	(14.7)
South America	2.5	4.3	5.1	5.0
Asia	(1.1)	(2.3)	(1.4)	(4.6)
Commercial Products	1.2	2.6	2.2	3.6
Segment operating income	17.6	(0.7)	43.2	10.0
Corporate and eliminations (b)	(7.0)	(6.1)	(13.6)	(12.9)
Operating income (loss)	$10.6	$(6.8)	$29.6	$(2.9)

(a)
The second quarter of fiscal 2014 operating income in the Europe segment included accelerated depreciation of $2.1 million and restructuring expenses of $0.6 million.  The year-to-date fiscal 2014 operating income in the Europe segment included accelerated depreciation of $4.3 million and restructuring expenses of $1.1 million.  The second quarter of fiscal 2013 operating loss in the Europe segment included restructuring expenses of $1.3 million and impairment charges of $15.7 million.  The year-to-date fiscal 2013 operating loss in the Europe segment included restructuring expenses of $5.9 million and impairment charges of $15.7 million.

(b)
Segment operating loss for fiscal 2013 has been recast to conform to the fiscal 2014 presentation.  The company has modified its internal financial reporting of intercompany charges for research and development and intercompany royalties between Corporate and the Europe segment, which totaled $2.3 million and $4.6 million for the three and six months ended September 30, 2012, respectively.  There was no impact on the total company consolidated financial results.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

			(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2013	2012	2013	2012
Operating income (loss)	$10.6	$(6.8)	$29.6	$(2.9)
Restructuring expenses - Europe (a)	0.6	1.3	1.1	5.9
Accelerated depreciation - Europe (b)	2.1	-	4.3	-
Impairment charges - Europe	-	15.7	-	15.7
Impairment charges - North America	-	1.0	-	1.0
Loss from Airedale fire (c)	0.5	-	0.5	-
Adjusted operating income	$13.8	$11.2	$35.5	$19.7

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.10	$(0.26)	$0.31	$(0.29)
Restructuring expenses - Europe (a)	0.01	0.03	0.02	0.13
Accelerated depreciation - Europe (b)	0.04	-	0.09	-
Impairment charges - Europe	-	0.34	-	0.34
Impairment charges - North America	-	0.02	-	0.02
Loss from Airedale fire (c)	0.01	-	0.01	-
Adjusted earnings per share	$0.16	$0.13	$0.43	$0.20

(a)	Restructuring expenses primarily relate to severance charges in Germany.
(b)	Accelerated depreciation, which is reported in cost of sales, relates to production equipment that will no longer be used because of manufacturing process changes in Germany.
(c)
Losses and costs incurred as a result of the Airedale fire, which will not be reimbursed by the Company's insurance provider, primarily relate to the write-off of certain assets (leasehold improvements) destroyed by the fire.

There was no income tax impact as a result of the restructuring expenses, accelerated depreciation, or impairment charges because of the income tax valuation allowances in the U.S. and Germany.

Net debt (unaudited)
		(In millions)

	September 30, 2013	March 31, 2013
Debt due within one year	$38.0	$31.1
Long-term debt	131.4	132.5
Total debt	169.4	163.6

Less: cash and cash equivalents	59.9	23.8
Net debt	$109.5	$139.8

Free cash flow (unaudited)
				(In millions)

	Three months ended September 30,		Six months ended September 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$33.1	$22.0	$49.0	$26.8
Expenditures for property, plant and equipment	(11.2)	(9.0)	(21.4)	(20.7)
Free cash flow	$21.9	$13.0	$27.6	$6.1

SOURCE: Modine Manufacturing Company
Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com